Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Registration Statement on Form S-4 of Opexa Therapeutics, Inc. of our report dated March 22, 2017, except for Note 11, as to which the date is July 19, 2017, relating to the consolidated financial statements of Acer Therapeutics Inc., which report expresses an unqualified opinion and includes an explanatory paragraph relating to Acer Therapeutics Inc.’s ability to continue as a going concern, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

July 19, 2017